RIVERNORTH OPPORTUNITIES FUND, INC.

AMENDMENT NO. 3 TO
DISTRIBUTION AGREEMENT

October 1, 2022

ALPS Distributors, Inc.
1290 Broadway, Suite 1000
Denver, Colorado 80203

Ladies and Gentlemen:

Reference is made to the Distribution Agreement dated November 11, 2020, Amendment No. 1 to the Distribution Agreement, dated September 21, 2021, and Amendment No 2 to the Distribution Agreement, dated January 27, 2022 (together, the “Distribution Agreement”), by and between RiverNorth Opportunities Fund, Inc.. a Maryland corporation (the “Fund”), and ALPS Distributors, Inc., as principal underwriter and placement agent (the “Distributor”).

A. Amendment to Distribution Agreement. The Distribution Agreement is amended as follows, effective as of the date hereof:

1. The fifth WHEREAS clause of the Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“WHEREAS, the Fund is managed by the Fund’s investment adviser, RiverNorth Capital Management, LLC. (“Adviser”),”

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Distribution Agreement shall continue in full force and effect.

C. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

D. Governing Law. This Amendment shall be governed by the terms of Section 11 of the Distribution Agreement.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

RIVERNORTH OPPORTUNITIES FUND, INC.

By:	/s/ Marcus L. Collins
Name: Marcus L. Collins Title: Secretary and Chief Compliance Officer

ACCEPTED as of the date first above written:

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo Title: Chief Compliance Officer

[Signature Page to Amendment No. 3 to Distribution Agreement]